                      CONTRACT FOR DELIVERY OF COMPUTER SYSTEM

This Contract for delivery of a computer system is made as of September 29, 1997, by and between ACE*COMM Corporation ("ACE*COMM"), located at 704 Quince Orchard Road, Gaithersburg, Maryland 20878, and KMC Telecom Inc., KMC Telecom II, Inc., and KMC Telecom of Virginia, Inc., collectively the "Customer" with offices at 1545 Route 206, Suite 300, Bedminster, New Jersey 07921.

                                      RECITALS


Whereas ACE*COMM is a supplier of computer-based telephone billing products and services and KMC is a competitive local exchange carrier and ACE*COMM intends to sell and KMC intends to purchase certain telephone billing products and services, ACE*COMM and KMC are entering into the following two agreements:


1. This CONTRACT FOR DELIVERY OF COMPUTER SYSTEM whereby ACE*COMM will provide computer hardware, software, and documentation for KMC's customer billing requirements.
2. A DATA PROCESSING SERVICES AND SUPPORT AGREEMENT whereby ACE*COMM will provide computer processing services and support regarding billing and additional services.

Now, therefore, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE I Purpose

The purpose of this Contract is to provide Customer with a computer system that can handle current business requirements and that can be expanded in the future to handle additional business and technical tasks. The system consists of computer machinery, hereinafter referred to as "hardware", and computer programs, hereinafter referred to as "software", and associated training and documentation.

ARTICLE II     Scope of Work

     A.   Deliverables -

          1. ACE*COMM will deliver to Customer at Customer's designated locations, items consisting of the hardware and software components specified in Attachment A hereto, to be delivered in accordance with the schedule set forth in Article V.A. and detailed in the Functional Rollout Schedule ("the Schedule") detailed in the Data Processing Services and Support Agreement, which may be revised by Customer and ACE*COMM under mutual agreement.

          2. Documentation - ACE*COMM will provide to Customer one copy of documentation on the computer hardware, operating system reference manuals, and one copy of the user's manual for each application software package. ACE*COMM will provide updates as they are available.

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


                       CONTRACT FOR DELIVERY OF COMPUTER SYSTEM


     B. Independent Contractor Status. Each, party and its people are independent contractors in relation to the other party with respect to all matters arising under this Agreement. Nothing herein shall be deemed to establish a partnership, joint venture, association or employment relationship between the parties. Each party shall remain responsible, and shall indemnify and hold harmless the other party, for the withholding and payment of all Federal, state and local personal income, wage, earnings, occupation, social security, worker's compensation, unemployment, sickness, and disability insurance taxes, payroll levies or employee benefit requirement (under ERISA, state law or otherwise) now existing or hereafter enacted and attributable to themselves and their respective people.

     C.   Installation and Training

          1. Installation - ACE*COMM will install the software in accordance with Article V.A.

          2. Training - ACE*COMM will provide training for Customer on the operations of the application software at ACE*COMM's facility.
               As of the date hereof the parties anticipate the training shall include a minimum of two (2) days planning and thirteen (13) days of instruction which includes a maximum of twelve (12) attendees per day. Parties will cooperate to determine whether the training days are adequate. The training schedule will be subject to mutual agreement and availability during normal working hours.

ARTICLE III    Compensation

     A. Compensation - In return for the hardware, software, and services provided by ACE*COMM under this Contract, Customer agrees to pay a total fixed price listed in Attachment A. ACE*COMM reserves the right to revise the price if Customer order Optional items contained in Attachment A or alters the scope of any software package beyond that mutually negotiated and agreed to in writing at the time this Contract is signed in any material way, provided that ACE*COMM shall document the basis for the prices, which shall correspond to the actual additional work required minus any work value deleted.

     B. Taxes - In addition to any other sums payable hereunder, Customer is responsible for amounts equal to any sales or similar taxes related to this sale however designated arising from or based upon the fees, this Agreement, the licensed software and associated media and system reference and user manual(s) furnished for their use, including any sales and/or use tax, local privilege or excise tax, tariff, duty, property tax or assessment (but excluding income taxes of ACE*COMM or its employment related taxes) and related interest and penalties, if any are imposed by any governmental authority at any time.

     C. ACE*COMM is not responsible for any expenses incurred for installation, testing, or operation of the system and its features except for these expenses specifically and expressly set forth herein as ACE*COMM's responsibility.

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

                       CONTRACT FOR DELIVERY OF COMPUTER SYSTEM

     D.   Payments - All payments shall be made to ACE*COMM at:

          ACE*COMM
          Attn:  Accounts Receivable
          P. O. Box 79201
          Baltimore, MD 21279-0201

          Or if by courier to:

          ACE*COMM
          Attn:  Accounts Receivable
          704 Quince Orchard Road
          Gaithersburg, Maryland  20878

ARTICLE IV     Project Management

     A. Customer Project Manager - Customer will designate a Project Manager with the responsibility and authority to perform the necessary interface approval functions.

     B. ACE*COMM Project Manager - ACE*COMM will designate a Project Manager with the responsibility and authority to successfully complete the project. ACE*COMM may use additional personnel as required under the direction of the ACE*COMM Project Manager. If higher tier approval is required, it shall be resolved expeditiously.

     C. Reviews - ACE*COMM will provide to Customer weekly written reports reviewing project status and setting forth any delays and plans to mitigate the delays. Additional reviews will be scheduled as needed.

ARTICLE V Delivery and Payment Schedule

The Delivery and Payment Schedule is as follows:

     A. Delivery Schedule - As defined in Data Processing Services and Support Agreement N97-1257.



                   Contract Milestones
          1. Contract Signed       September 29, 1997

          2. Phase 1 and Hardware  On or before October 4,1997

          3.  Phase 2              On or before December 31,1997

          4.  Phase 3              On or before March 31, 1998


     B. Payment Schedule - Customer agrees to pay ACE*COMM when invoiced in accordance with the schedule outlined in Attachment A and as follows:



                    At Contract                   20%
                    At Installation (Base)        20%
                    At Acceptance (Base)          20%
                    At Phase 2 Installation       10%
                    At Phase 2 Acceptance         10%
                    At Phase 3 Installation       10%
                    At Phase 3 Acceptance         10%


          Additional and Optional hardware shall be installed as ordered and on a mutually agreed schedule.

     C. Late Payment - Payments not received within thirty days of the date of invoice will be assessed a late payment penalty of 1 % per month.

ARTICLE VI     Installation of Hardware and Software

     A. Hardware - The hardware specified in Attachment A hereto will be delivered F.O.B. Gaithersburg, directly to Customer's specified location by a transport carrier. Within two (2) days after receipt of the hardware, Customer and ACE*COMM will immediately arrange for the installation of the hardware in accordance with Article V.A.

     B. Software - ACE*COMM will install the software programs and modifications in accordance with the mutually developed implementation schedule in accordance with Article V.A.

ARTICLE VII  Maintenance of Software and Hardware

     A. Hardware - Customer is entitled to field service as provided under Data Processing Services and Support Agreement which presently is Monday through Friday, 8:00 am to 10:00 pm, EST, excluding holidays, and at the current prevailing yearly field service costs under said Agreement.

     B. Applications Software - ACE*COMM will immediately create an action plan to correct all software errors to the purchased application software for the period of three (3) months from acceptance of each phase by Customer of the application software at no additional cost to Customer. Following the three-month period, a software maintenance and subscription service will be available. Dispute resolution procedures will be followed for remedy.

          Under no circumstances shall Customer withhold payment or part of a payment beyond the schedule provided in Section V because of errors or inconsistencies in the hardware or software system. ACE*COMM will remedy any such problem in accordance with the preceding paragraph.

ARTICLE VIII Inspection and Acceptance of Hardware and Software

          A. Inspection and Acceptance of Hardware or Software- ACE*COMM shall provide an Acceptance Test Plan for KMC's review and approval for each phase. ACE*COMM will execute the acceptance test procedures in the presence of the Customer. Customer shall have ten (10) working days from the date ACE*COMM notifies Customer that installation of the hardware or software is complete. By the end of such ten (10) day period, Customer shall either submit a written acceptance certificate or notice of any test failures to ACE*COMM. ACE*COMM shall correct any failure and repeat the appropriate test procedure, and notify Customer when complete. The software shall be accepted when any of the following events occur:


     1.   Customer submits a written acceptance.
     2. The acceptance test has been completed with no failures as signed off by the parties.
     3. Customer uses the software in a production mode provided that if there are errors or defects they will be corrected promptly and if such defects are material, warranty shall commence on the date the corrections are complete.

After acceptance, any failures that occur shall be corrected under the warranty provisions.

ARTICLE IX     General Terms and Conditions

          A.   Proprietary Consideration

               1. Server Software Program License - Customer agrees to the following terms and conditions of the following Software Program License.

                    Software is provided under license for installation on a single site (Central Processing Unit ("CPU") identified by manufacturer, model and serial number) for use by Customer to process its own administrative, accounting and/or management information. Software may only be copied, in whole or in part, for installation and use on the identified CPU. Copies in whatever form shall include the copyright or proprietary rights notice. Customer understands that the licensed software is proprietary to ACE*COMM. Customer is authorized to make modified versions of the Programs provided the originals and copies thereof: (1) acknowledge copyrights; and (2) are installed and used on the CPU identified by manufacturer, model and serial number. Customer agrees not to provide or otherwise make available the software or modified originals or copies of either to anyone. Software may not be assigned, sublicensed, or otherwise transferred; title or ownership of software is not transferred to Customer. Use of software or modified versions, for purposes other than specified herein, will require the prior execution of a separate license agreement.

               2. Client Software Program License - Customer agrees to the following terms and conditions of the following Software Program License.

                    Software is provided under license for installation on a single CPU (identified by manufacturer, model and serial number at installation) for use by Customer to process its own administrative, accounting and/or management information. Software may only be copied, in whole or in part, for installation and use on the identified CPU or other Customer client workstations in accordance with
                    Article V.A. within the purchased licensed limit. Copies in whatever form shall include the copyright or proprietary rights notice. Customer understands that the licensed software is proprietary to ACE*COMM. Customer is authorized to make modified versions of the Programs provided the originals and copies thereof: (1) acknowledge copyrights; and (2) are installed and used on Customer's CPU identified by manufacturer, model and serial number, (on a, as requested basis, by ACE*COMM with not less than 30 days notice for audit purposes). Customer agrees not to provide or otherwise make available the software or modified originals or copies of either to anyone. Software may not be assigned, sublicensed, or otherwise transferred; title or ownership of software is not transferred to Customer, except as provided in Section I. Use of software or modified versions, for purposes other than specified herein, will require the prior execution of a separate license agreement.

               3. "Execute Only" Form - The system software will be delivered in an "execute only" form that cannot be modified by Customer. The licensed applications software will also be delivered in an "execute only" form that cannot be modified by Customer.

               4. Protection of Customer Data - Since in the course of this Contract ACE*COMM may obtain access to Customer's proprietary technical and business information, ACE*COMM will take firm measures to assure that this information is handled in a business confidential manner and not released to third parties (i.e. in accordance with Section 7 of the Data Processing Services and Support Agreement).

B.   Warranties

               1. Licensed Application Software Warranty - ACE*COMM warrants that the licensed applications software, when delivered, will perform as represented herein; however, Customer acknowledges that the licensed applications software may have immaterial residual documentation or programming errors provided, however, that none of the Software shall be subject to failure on account of any such errors, whether individually or in the aggregate, during the warranty period, ACE*COMM will provide all reasonable services to correct such errors reported and documented by Customer which ACE*COMM's diagnosis indicates are caused by a defect in a version unaltered by Customer of the delivered licensed applications software. For each licensed applications software package, this warranty is valid for a period of three months from the date each licensed application software package is accepted by Customer ("Warranty Period").

                       CONTRACT FOR DELIVERY OF COMPUTER SYSTEM

               2. Hardware Warranties - All hardware warranties from the hardware manufacturer will be passed through to Customer. ACE*COMM makes no warranty on its own behalf either explicit or implicit and Customer does hereby waive any and all claims, suits or actions which it or they may have for damages including incidental or consequential damages arising thereunder; and, ACE*COMM makes no further or additional warranties as to the hardware: except that ACE*COMM warrants software provided hereunder will operate correctly on the hardware provided. While hardware is under warranty, ACE*COMM will work with hardware manufacturers to effect necessary repairs. Thereafter, these services shall be provided under the Data Processing Services and Support Agreement.

               3. No Hardware Schedule Warranty - ACE*COMM cannot warrant the hardware delivery schedule quoted by the hardware manufacturer. All ACE*COMM's schedules will slip on a day-to-day as delivery of the hardware slips. Consequently, Customer's Hardware and System Software payments will slip also.

               4. Customer Held Harmless from Infringement Claims - ACE*COMM warrants to Customer the applications software contains no Customer components that have not been duly acquired by ACE*COMM for resale, or otherwise infringe upon the rights of any others. Customer is held harmless from any infringement claims.

               5. Funding Available - Customer warrants that funds have been planned and will be available for payment in accordance with the payment schedule in Contract Article V (B).

               6. Liability - ACE*COMM will make its best effort to meet the schedule milestones.

     C. Other Liability - ACE*COMM shall not be liable to Customer for any incidental or consequential damages arising from Customer's use of ACE*COMM supplied equipment, software programs, or services.

     D. Nonexclusive Agreement - This contract is nonexclusive. Nothing contained in this contract shall be construed to prohibit ACE*COMM from selling or leasing the same or similar equipment and software to others.

     E. Excusable Delays and Failures - ACE*COMM shall not be responsible for any failure to perform due to causes that are not foreseeable and which are beyond its reasonable control provided that such cause is not the fault of ACE*COMM and further provided that ACE*COMM endeavors to the extent it is commercially reasonable to do so, mitigate and schedule around the delay.

     F. Indulgences - Neither the failure nor any delay on the part of either party to exercise any right, remedy, power, or privilege under this Contract shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power, or privilege preclude any other or further exercise of the same or of any other right, remedy, power, or privilege with respect to any other occurrence.

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

                       CONTRACT FOR DELIVERY OF COMPUTER SYSTEM

     G. Controlling Law - This Contract and all questions relating to its validity, interpretation, performance and enforcement shall be governed by and construed in accordance with the laws of the State of New York, without reference to principles of conflicts of law.


     H. Notices - All notices, requests, demands, and other communications required or permitted under this Contract and the transactions contemplated herein shall be in writing and shall be deemed to have been duly given, made and received when delivered in person or transmitted by telecopier ("fax") machine (answerback confirmation received), one (1) day after being sent by nationally reputable overnight courier, or when received after being sent by first-class mail postage prepaid to the addresses set forth below, or to such other address as the parties may from time to time give notice:



          KMC Telecom Address:               ACE*COMM Address

          Ms. Cynthia Worthman               Mr. S. Joseph Dorr
          Chief Financial Officer            Vice President, NET*COMM
          KMC Telecom Inc.                   ACE*COMM, Corporation
          1545 Route 206                     704 Quince Orchard Road
          Suite 300                          Suite 100
          Bedminster, NJ 07921               Gaithersburg, MD 20878
          Tel  (908) 719-2100                Tel  (301) 721-3000
          Fax  (908) 719-8775                Fax  (301) 258-5692



     I. Binding Nature of Agreement; Assignment. - This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that no party may assign or transfer its rights or obligations under this Agreement without the prior written consent of the other party hereto, which shall not be unreasonably withheld. Customer may assign this Agreement either (i) to a direct affiliate which is the Project company pursuing one or more cities, provided such assignee is under common ownership and control with Customer and establishes it is creditworthy to the reasonable satisfaction of ACE*COMM or (ii) to its lenders for purposes of meeting lenders' collateral security requirements. Consent of assignment shall not require additional payment except to the extent that ACE*COMM's costs increase.

     J. Separable Provisions - The provisions of this Contract are independent of and separable from each other, and no provision shall be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other or others of them may be invalid or unenforceable in whole or in part.

     K. Entire Contract - This Contract contains the entire understanding between the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements and understandings, inducements or conditions, express or implied, oral or written, except as herein contained. The express terms hereof control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms other than by an agreement in writing. This Contract supersedes and replaces in all respects and relates back to that certain Letter Agreement between the parties dated as of August _____ 1997.

                       CONTRACT FOR DELIVERY OF COMPUTER SYSTEM

     L.   Default.  Either party shall be in default of this Agreement if:
          (i) it breaches any material provision hereof and fails within thirty
          (30) days after receipt of notice of default to correct such default or to commence corrective action reasonably acceptable to the aggrieved party and proceed with due diligence to completion; provided that Customer shall not be in breach for purposes of giving a notice of breach on account of late payment until payments are at least thirty (30) days past due and the customer shall have ten (10) days to correct such default; or (ii) it becomes insolvent, makes an assignment for the benefit of its creditors, a receiver is appointed or a petition in Bankruptcy is filed with respect to the party and is not dismissed within thirty (30) days. Upon default by a party, the non-breaching party may terminate this Agreement at the end of the applicable grace period by giving written notice of the intent to terminate and specifying the date of termination.

     M. Modification - This Contract may be amended or modified at any time by mutual agreements of the parties, in writing.


     N. Term of Agreement. This Agreement shall be effective from the date indicated above and, unless terminated earlier under Section L ("Default"), shall continue in full force and effect until all work is complete and all payments are made. Such termination shall have no effect on Customer's obligation to pay for all amounts due hereunder or the parties' rights, obligation under Proprietary Considerations, or limitations on remedies and liabilities.

ARTICLE X Signatures

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound, have executed this Contract by their duly authorized representative as of the day and year written above.


KMC Telecom Inc.                        ACE*COMM Corporation



By:_________________________________    By:________________________________

Title:______________________________    Title:_____________________________




KMC Telecom II, Inc.                    KMC Telecom of Virginia, Inc.


By:_________________________________    By:_________________________________

Title:______________________________    Title:______________________________

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